Exhibit 99.1

Fred's Announces Third Quarter 2016 Results, November Sales

MEMPHIS, Tenn.--(BUSINESS WIRE)--December 8, 2016--Fred's, Inc. (or "the Company") (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 29, 2016.

For the third quarter ended October 29, 2016, net loss totaled $38.4 million or $1.05 per share, compared with net income of $1.4 million or $0.04 per share for the third quarter of last year. The Company recorded charges totaling $38.0 million, or $0.78 per share after tax during the quarter, primarily related to inventory write-downs, as well as the closing of 40 stores scheduled to occur in the first half of 2017. These charges include:

  $13.0 million on a pretax basis or $0.23 per share after tax for the write down of unproductive inventory;
  $7.4 million on a pretax basis or $0.13 per share after tax for fixed asset impairments and inventory write-downs related to the closing of 40 underperforming stores;
  $3.1 million on a pretax basis or $0.05 per share after tax for fixed asset impairments related to the upcoming relocation of the corporate headquarters;
  $2.2 million on a pretax basis or $0.04 per share after tax for consulting fees incurred in connection with the development and implementation of the Company's growth strategy;
  $1.3 million on a pretax basis or $0.03 per share after tax for other non-recurring items; and
  $11.0 million or $0.30 per share after tax for a valuation allowance against the Company's deferred tax asset resulting from the pretax loss created primarily by the above-mentioned charges in the third quarter.

Net income for the third quarter of 2015 included expenses totaling approximately $2.8 million on a pretax basis or $0.05 per share after tax for estimated claims against the Company related to a previously reported data security breach and $1.6 million on a pretax basis or $0.03 per share after tax for consulting fees and other non-recurring charges.

For the first nine months of 2016, Fred's net loss totaled $44.1 million or ($1.20) per share compared with a net loss of $3.5 million or ($0.09) per share for the same period last year. In addition to charges incurred in the third quarter, Fred's net loss for 2016 included expenses related to prior periods of $0.4 million on a pretax basis or $0.01 per share after tax.

Net sales for the third quarter were $516.6 million, down 4.5% from $541.0 million in the same period of last year, while total sales for the first nine months of 2016 were flat at $1.596 billion compared with the prior-year period. Comparable store sales for the third quarter declined 3.8% versus an increase of 2.7% in the third quarter last year, while comparable store sales for the first nine months of 2016 decreased 1.7% versus an increase of 1.5% in the prior-year period.

The Company also reported sales for the four-week fiscal month ended November 26, 2016. Fred's total sales for the month decreased 3.6% to $159.7 million from $165.7 million in November 2015. Comparable store sales for November declined 2.9% versus an increase of 1.7% in the year-earlier month. The decline in November 2016 comparable store sales reflected continued challenges in both front store and pharmacy sales.

Michael Bloom, Chief Executive Officer, commented, "We continue to address and improve several key areas of our business, including a heightened focus on positioning Fred's as a leading healthcare-focused company. These ongoing initiatives are designed to strengthen all aspects of our operations as we seek to create a more dynamic platform to grow our business while maximizing returns on invested capital and, in turn, shareholder value. We look forward to providing additional updates in the months and quarters ahead."

Fred's gross profit for the third quarter of 2016 decreased to $111.2 million from $142.3 million in the prior-year period, primarily explained by inventory impairment charges, pharmacy reimbursement pressures, and the decline in year-over-year sales. Gross margin for the quarter decreased 480 basis points to 21.5% from 26.3% in the same quarter last year. Gross profit for the first nine months of 2016 decreased 7.4% to $380.7 million from $411.3 million in the prior-year period. Gross margin for the first nine months of 2016 deleveraged 190 basis points to 23.9% from 25.8% in the prior-year period. Fred's recorded LIFO adjustments of $2.1 million in the third quarter of 2016 compared with $0.03 million in the same quarter last year. In the first nine months of 2016, Fred's recorded LIFO adjustments of $3.2 million compared with $3.6 million last year.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, increased 410 basis points to 30.0% of sales from 25.9% of sales in the prior-year quarter. The deleveraging in expenses for the third quarter was primarily caused by a decrease in sales volume in 2016 combined with fixed asset impairment charges and consulting fees resulting from the Company's initiatives. Selling, general and administrative expenses for the first nine months of 2016, including depreciation and amortization, increased or deleveraged 110 basis points to 27.2% of sales from 26.1% of sales in the prior-year period, driven primarily by impairment charges recorded in the third quarter of 2016.

For the third quarter of 2016, operating loss, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, decreased to a loss of $44.1 million or (8.5%) of sales compared with operating income of $2.4 million or 0.4% of sales in the prior-year period. For the first nine months of 2016, operating income decreased to a loss of $52.5 million or (3.3%) of sales compared with a loss of $5.3 million or (0.3%) of sales.

For the third quarter of 2016, EBITDA a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, declined to a loss of $32.1 million or (6.2%) of sales compared with EBITDA of $13.8 million or 2.5% of sales in the year-earlier quarter. EBITDA for the first nine months decreased to a loss of $17.2 million or (1.1%) of sales in 2016 compared with EBITDA of $28.5 million or 1.8% of sales last year.

Fred's, Inc. and subsidiaries operate 647 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 370 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2016 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 4:30 p.m. Eastern Time today; a replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time and will continue until January 8, 2016.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC.
Reconciliation of Unaudited Net Income to Adjusted EBITDA
A Non-GAAP Financial Measure
(In thousands)

	13 Weeks Ended October 29, 2016	13 Weeks Ended October 31, 2015	39 Weeks Ended October 29, 2016	39 Weeks Ended October 31, 2015
Net income (loss)	$(38.4)	$1.4	$(44.1)	$(3.5)
Interest expense	0.5	0.4	1.8	1.1
Provision for income taxes (benefit)	(6.2)	0.6	(10.2)	(2.9)
Operating income (loss) / EBIT	(44.1)	2.4	(52.5)	(5.3)
Depreciation and amortization	12.0	11.4	35.3	33.8
EBITDA	$(32.1)	$13.8	$(17.2)	$28.5

The Company's management believes that the disclosure of operating income (EBIT) and EBITDA provides useful information to investors because the measures present an alternative and more relevant method for measuring the Company's results of operations and financial condition, and, when viewed together with the Company's GAAP results and the accompanying reconciliations, provides a more complete understanding of the factors and trends affecting the Company than the GAAP results alone. Additionally, EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies. These groups use EBITDA, along with other measures, to estimate the value of a company and to compare the operating performance of a company to others in its industry.

FRED'S, INC.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	13 Weeks Ended October 29, 2016	13 Weeks Ended October 31, 2015	Percent Change
Net sales	$516,645	$540,996	(4.5)%
Operating income (loss)	$(44,062)	$2,409	(1,929.1)%
Net income (loss)	$(38,393)	$1,436	(2,773.6)%
Net income (loss) per share, basic and diluted	$(1.05)	$0.04	(2,725.0)%
Average shares outstanding:
Basic	36,810	37,108
Diluted	36,810	37,111

	39 Weeks Ended October 29, 2016	39 Weeks Ended October 31, 2015	Percent Change

Net sales	$1,595,696	$1,596,126	0.0%
Operating loss	$(52,542)	$(5,294)	(892.5)%
Net loss	$(44,065)	$(3,470)	(1,169.9)%
Net loss per share, basic and diluted	$(1.20)	$(0.09)	(1,233.3)%
Average shares outstanding:
Basic	36,768	36,654
Diluted	36,768	36,654

FRED'S, INC.
Unaudited Fiscal 2016 Third Quarter Results
(In thousands, except per share amounts)

	13 Weeks Ended October 29, 2016	% of Total	13 Weeks Ended October 31, 2015	% of Total
Net sales	$516,645	100.0%	$540,996	100.0%
Cost of goods sold	405,439	78.5%	398,733	73.7%
Gross profit	111,206	21.5%	142,263	26.3%
Depreciation & amortization	12,002	2.3%	11,397	2.1%
Selling, general and administrative expenses	143,266	27.7%	128,457	23.8%
Operating income (loss)	(44,062)	(8.5)%	2,409	0.4%
Interest expense, net	560	0.1%	352	0.0%
Income (loss) before income taxes	(44,622)	(8.6)%	2,057	0.4%
Provision (benefit) for income taxes	(6,229)	(1.2)%	621	0.1%
Net income (loss)	$(38,393)	(7.4)%	$1,436	0.3%
Net income (loss) per share, basic and diluted	$(1.05)		$0.04
Weighted average shares outstanding:
Basic	36,810		37,108
Diluted	36,810		37,111

	39 Weeks Ended October 29, 2016	% of Total	39 Weeks Ended October 31, 2015	% of Total
Net sales	$1,595,696	100.0%	$1,596,126	100.0%
Cost of goods sold	1,215,030	76.1%	1,184,855	74.2%
Gross profit	380,666	23.9%	411,271	25.8%
Depreciation & amortization	35,326	2.2%	33,787	2.1%
Selling, general and administrative expenses	397,882	25.0%	382,778	24.0%
Operating loss	(52,542)	(3.3)%	(5,294)	(0.3)%
Interest expense, net	1,685	0.1%	1,063	0.1%
Loss before income taxes	(54,227)	(3.4)%	(6,357)	(0.4)%
Income tax benefit	(10,162)	(0.6)%	(2,887)	(0.2)%
Net loss	$(44,065)	(2.8)%	$(3,470)	(0.2)%
Net loss per share, basic and diluted	$(1.20)		$(0.09)
Weighted average shares outstanding:
Basic	36,768		36,654
Diluted	36,768		36,654

FRED'S, INC.
Unaudited Balance Sheet
(In thousands)

	October 29, 2016	October 31, 2015
ASSETS:
Cash and cash equivalents	$5,692	$6,643
Inventories	366,575	369,915
Receivables	52,740	54,576
Other non-trade receivables	36,959	41,116
Prepaid expenses and other current assets	12,634	12,303
Total current assets	474,600	484,553
Property and equipment, net	133,360	138,937
Goodwill	41,490	44,472
Other intangible assets, net	90,377	96,391
Other non-current assets	1,050	2,903
Total assets	$740,877	$767,256

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$214,818	$246,886
Current portion of indebtedness	59	628
Accrued expenses and other	71,071	60,319
Total current liabilities	285,948	307,833
Long-term portion of indebtedness	77,234	14,188
Deferred income taxes	-	7,293
Other non-current liabilities	21,797	28,182
Total liabilities	384,979	357,496
Shareholders' equity	355,898	409,760
Total liabilities and shareholders' equity	$740,877	$767,256

CONTACT:
Fred's, Inc.
Rick Hans, 901-362-3733, Ext. 2232
Executive Vice President and Chief Financial Officer